Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 1, 2016 by and between JASON INDUSTRIES, INC., a Delaware corporation (the “Company”) and BRIAN K. KOBYLINSKI (“Executive”).

BACKGROUND

A.    The Company and Executive are parties to an Employment Agreement dated April 8, 2016, as amended pursuant to that certain Letter Agreement dated April 11, 2016 (collectively the “Original Agreement”).

B.    The Company and Executive desire to amend the Original Agreement, effective as of the date of this Amendment, as set forth below.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties agree as follows:

1.Section 1 of the Original Agreement is hereby replaced in its entirety with the following:

Employment. The Company agrees to employ Executive, and Executive hereby desires to be employed by the Company to serve as the Chief Executive Officer, upon the terms and conditions as set forth in this Agreement on an at-will basis, for the period beginning on December 1, 2016 unless and until his employment is terminated pursuant to Section 4 hereof (such period, the “Employment Period”). Executive acknowledges that either he or the Company may terminate his employment at any time for any reason. From April 25, 2016 (the “Effective Date”) through November 30, 2016, Executive was employed as the President & Chief Operating Officer of the Company.

2.Section 2(a) of the Orginal Agreement is hereby replaced in its entirety with the following:

Title and Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company. As such, he shall have the normal duties, responsibilities and authority of such position, subject to the power of the Board of Directors of the Company (the “Board”), to expand or limit such duties, responsibilities and authority within the confines of the ordinary duties, responsibilities and authority of a Chief Executive Officer. At such time as Executive’s employment with the Company terminates, he will be deemed to have resigned from any positions with the Company Group (defined below) or any other affiliated entity, including any officer or director position.

3.Section 2(b) of the Orginal Agreement is hereby replaced in its entirety with the following:

Reporting; Business Time. Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its respective direct or indirect subsidiaries whether currently existing or hereafter acquired or formed (collectively, the “Company Group”). Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall not serve as a director (or in any similar type position) for any company or other entity (other than a member of the Company Group) without the prior written approval of the Board.

4.Section 3(a) of the Orginal Agreement is hereby replaced in its entirety with the following:

Base Salary. Executive’s base salary shall be $700,000 per annum, subject to increase (but not decrease without the written consent of Executive) from time to time by the Board (or a committee thereof) in its sole discretion (such amount, as adjusted, the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding.

5.Section 3(b) of the Orginal Agreement is hereby replaced in its entirety with the following:

Bonus. During the Employment Period, Executive will participate in the Company’s annual bonus plan applicable to senior executives and thereunder be eligible to receive an annual cash bonus (the “Bonus”) in the amount of 100% of the Base Salary upon achievement of target-level performance (the “Target Bonus”), to a maximum of 150% of the Target Bonus. The actual amount of any Bonus shall be determined pursuant to the annual bonus plan, which shall be determined by the Board. All Bonuses shall be paid in the calendar year following the calendar year to which they relate at the same time bonuses are paid to other senior executives of the Company, and the Company shall use commercially reasonable efforts to make payment of any such Bonus by March 15 of the calendar year following the calendar year to which such Bonus relates. For the avoidance of doubt, Executive will be eligible for a full annual bonus with regard to the 2016 calendar year, as if Executive had been employed as of January 1, 2016. To the extent any terms of the applicable bonus plan conflict with the terms of this Agreement, the bonus plan’s terms shall control. In addition, the Company may amend, restate or terminate its bonus plan in its sole discretion from time to time and Executive’s receipt of any bonus is subject to meeting eligibility requirements.

6.Notices and all other communications to the Company under Section 20(a) of the Orginal Agreement shall be addressed as follows:

Jason Industries, Inc.
833 East Michigan Street, Suite 900
Milwaukee, WI 53202
Attention: Vice President, General Counsel & Secretary

7.Except as provided in this Amendment, the Original Agreement shall continue in full force and effect in accordance with its original terms.

8.This Amendment may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution of a facsimile or Portable Document Format (PDF) copy shall have the same force and effect as execution of an original.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first above written.

COMPANY: JASON INDUSTRIES, INC., a Delaware corporation By: /s/ Thomas L. Doerr, Jr. Name: Thomas L. Doerr, Jr. Title: Vice President, General Counsel and Secretary	EXECUTIVE: By: /s/ Brian K. Kobylinski Brian K. Kobylinski